UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2024

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	SR.PRA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 6, 2024, the Board of Directors of Spire Inc. (the “Company”) appointed Scott E. Doyle, 52, to the position of Executive Vice President and Chief Operating Officer effective January 15, 2024. A copy of the Company’s news release announcing the appointment of Mr. Doyle is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference. The role of Chief Operating Officer has been vacant since Steven L. Lindsey was promoted to President and Chief Executive Officer of the Company effective October 1, 2023.

Mr. Doyle worked for CenterPoint Energy, Inc. (NYSE: CNP) from 1994-2023, most recently as Executive Vice President, Utility Operations. Prior to this role, he served in numerous executive leadership positions, including Executive Vice President – Natural Gas Operations, Senior Vice President of Regulatory, Legislative and Public Affairs, Vice President of Natural Gas in Texas and Vice President of Natural Gas in Louisiana/Mississippi.

There are no family relationships between Mr. Doyle and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Doyle has had an interest requiring disclosure under Item 404(a) of Regulation S-K.  There is no arrangement or understanding between Mr. Doyle and any other person pursuant to which Mr. Doyle was approved as an officer of the Company other than as specified below.

The material terms of Mr. Doyle’s compensatory arrangement related to his employment with the Company will be as follows:

●	His annual base salary will be $550,000.
●	He will be eligible for an annual cash incentive bonus equal to 75% of his annual base salary at target performance and capped at 112.5% of his annual bas salary.
●	On January 16, 2024, Mr. Doyle will receive the following equity grants:
	o	A special grant of restricted stock with a fair market value on the date of grant equal to $200,000 that will vest on January 16, 2026 if Mr. Doyle continues employment through that date.
	o	An equity grant with a fair market value on the date of grant equal to $637,500, of which (i) 75% will be performance-contingent stock units that become eligible to vest at the same time that other performance-contingent stock units will vest that were granted to similarly situated employees on November 17, 2023 so long as certain performance metrics are satisfied, and (ii) 25% will be granted in restricted stock, which will vest on November 17, 2026 if Mr. Doyle continues employment through that date.
●	Mr. Doyle will participate in the Company's Executive Severance Plan, which is described in our most-recent proxy statement that was filed with the Securities and Exchange Commission on December 13, 2023.
●	Mr. Doyle will receive relocation assistance under Spire's relocation program, which provides assistance with selling a current residence, reimbursement for expenses related to securing a new residence (transportation, lodging and meals) limited to two trips and seven nights, reimbursement for temporary living expenses up to 60 days, transportation to and from the moving location, moving expenses, and shipment of two cars (the "Relocation Assistance"). If Mr. Doyle voluntarily terminates employment within one year of his start date, he must reimburse the Company for the full amount of Relocation Assistance, and if he voluntarily terminates employment between one and two years after his start date, he must reimburse the company for 50% of the full amount of Relocation Assistance.
●	Additionally, Mr. Doyle will be eligible to participate in the Company's standard benefit package available to other employees including group health benefits, life insurance, pension and 401(k) plans, and other benefits.

Item 7.01 Regulation FD Disclosure

The Company issued a news release announcing Mr. Doyle’s appointment, a copy of which is included as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed as part of this report:

99.1	News release dated January 9, 2024.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.

Date:	January 9, 2024	By:	/s/ Courtney M. Vomund
Courtney M. Vomund Vice President, Corporate Secretary